Exhibit No. 10.29

EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

The Company has established and administers its executive compensation programs to attract and retain executive talent necessary for our operations. The principal components of executive compensation are base salary, an annual performance-based bonus under the Management Achievement Plan (“MAP”), and a long-term incentive component that has been provided under the 1999 Long-Term Incentive Plan (“LTIP”). Since Armstrong World Industries, Inc. filed for Chapter 11 protection in December 2000, that long-term incentive component has been provided through cash incentive awards instead of stock-based awards. Other elements of total executive officer remuneration are disclosed in Item 11 of the Report on Form 10-K.

The Company’s Management Development and Compensation Committee of the Board of Directors (the “Committee”) typically establishes performance goals for the Company’s operations under the MAP and LTIP, and establishes target awards under those plans for executives based upon achievement of those operating goals.

The following summary of the terms and operation of the MAP and LTIP is qualified in its entirety by reference to the provisions of those plans, which are separate exhibits to the Company’s Report on Form 10-K for 2004.

All executive officers other than Mr. Lockhart are employees-at-will. This means that their employment is terminable, and their salaries, bonuses, and incentives can be changed, at any time.

With respect to our Chief Executive Officer (“CEO”), Mr. Lockhart, his employment agreement dated August 7, 2000 (which is a separate exhibit to this filing) addresses his contractual rights with respect to his employment and his annual bonus and long-term incentive compensation. The Committee administers Mr. Lockhart’s awards under MAP and LTIP with a view towards observing those contractual obligations.

If the Company performs above a MAP performance threshold for 2005, participants in the MAP will be eligible to receive a payment in 2006 based upon a percentage of their target bonus. Each executive’s target bonus is calculated as a percentage of their annual base salary earnings ranging from 15% (at the base level for participants) to 125% (for the CEO).

Similarly, if the Company performs above a LTIP performance threshold for 2005 and 2006, participants in the LTIP will be eligible to receive a payment in 2007 equal to a percentage of their 2005 LTIP cash incentive award target grant. LTIP award target grants are calculated as a percentage of the executive’s current base salary ranging from 12% (at the base level for participants) to 337% (for the CEO).

The table below shows the current base salary level, the 2005 MAP target percentage and the LTIP award target grant amount for each executive officer:

Executive Officer	Current Base Salary	2005 MAP Award % of Actual Base Salary Earnings	2005 LTIP Award
Michael D. Lockhart	$920,000	125%	$3,100,000
Stephen J. Senkowski	529,412	70	1,138,200
F. Nicholas Grasberger	450,000	60	810,000
Matthew J. Angello	368,000	50	552,000
John N. Rigas	370,000	50	555,000
William C. Rodruan	272,400	45	272,400

The form of LTIP award letter is a separate exhibit to this filing. There is no award letter used for the MAP. Executives are eligible to receive a merit-based salary increase effective April 1, 2005. Any increase to an executive’s base salary earnings will be factored in to their MAP bonus to be paid in 2006.